Exhibit 15.2

March 31, 2008

Keddem Bioscience Ltd
Tel-Aviv, Israel

Gentlemen,

We hereby consent the inclusion of our report of independent registered public accounting firm auditors dated March 13, 2008 relating to the financial statements of Keddem Bio-Science Ltd. as of December 31, 2007 and 2006 and for the years then ended and for the period from August 1, 2004 (date of commencement of operation) to December 31, 2007, on Form 20-F of Compugen Ltd. as of December 31, 2007 and for the year then ended.

This consent is not to approve any inclusion of Keddem Bio-Science Ltd. audited financial statements in Compugen Ltd. Form 20-F.

Sincerely,

Kesselman & Kesselman
Tel-Aviv, Israel